Exhibit 10.2

JOHN L. JACOBS

EXECUTIVE VICE PRESIDENT

WORLDWIDE MARKETING AND FINANCIAL PRODUCTS

June 22, 2005

Mr. Craig S. Donohue

Executive Vice President and

Chief Administrative Officer

CME

30 S. Wacker Drive

Chicago, IL 60606

Re:	Agreement for Nasdaq-100 Index, Nasdaq Composite Index and Nasdaq Biotechnology Index Related Derivative Products

Dear Mr. Donohue:

The purpose of this letter is to amend the Agreement for Nasdaq-100 Index® and Nasdaq Composite Index Related Derivative Products executed by The Nasdaq Stock Market, Inc. (“Nasdaq”) and CME effective October 2003, as amended, April 2005 (“Agreement”).

Specifically, as you may be aware, Nasdaq has commenced the dissemination of a new Nasdaq Official Opening Price (“NOOP”) value for the Nasdaq-100 Index®, Nasdaq Composite Index® and Nasdaq Biotechnology Index® (collectively, the “Indexes”). The new NOOP value, using a unitary opening price procedure, replaces the volume weighted opening prices referenced in Section 7.1 of the Agreement, and will be used to settle derivatives on the Indexes beginning with the June expiration.

As a result, Section 7.1 of the Agreement shall be deleted in its entirety and shall be replaced with the following:

7.1 At no cost to Licensee other than the Fees, Nasdaq or its agent shall compute and provide to Licensee the Opening Settlement Value of the Index on the day following the last trading day immediately prior to final settlement of the relevant Options Contracts traded on Licensee’s market. The term “Opening Settlement Value” shall mean the Index Value derived using a Unitary Opening Price Procedure, such as the Nasdaq Official Opening Price. If an Index-component security does not open for trading on The Nasdaq Stock Market on that day, then the reported sale price for the security last received and processed by Nasdaq shall be used to calculate the Opening Settlement Value. The term “Unitary Opening Price Procedure” shall mean a methodology, practice, procedure, or mechanism used by Nasdaq to generate opening prices for Index-component securities that involves gathering, processing and executing buying and selling interest in Index-component securities at one price at the opening of trading on The Nasdaq Stock Market.

For ease of review, I have attached to this Amendment Letter a redlined version of Section 7.1 that clearly shows the changes made with the new language to the terms of the original Section 7.1.

Please confirm your acceptance of these changes by executing this Amendment Letter where indicated below and returning the original to me.

As always, should you have any questions or concerns, please do not hesitate to contact me directly.

Very truly yours,

/s/ John L. Jacobs
John L. Jacobs

Agreed and Accepted:

Chicago Mercantile Exchange, Inc. (“Licensee”)

By:	/s/ C.S. Donohue
Name:	Craig Donohue
Title:	CEO
Authorized Officer
Date:	6/24/05